Exhibit 99.1

NEWS RELEASE

CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2009 RESULTS

PLEASANTON, Calif., June 4, 2009 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the second quarter of fiscal 2009.

•	Second quarter 2009 revenue increased 1% year-over-year to $260.6 million. Revenue increased 4% in constant currency.

•	Second quarter 2009 GAAP earnings per share (EPS) 54 cents, up 29 cents or 116% from last year’s second quarter.

•	Second quarter free cash flow of $23.9 million. Total debt declined to $895.6 million.

•	Fiscal 2009 revenue and EPS guidance confirmed.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are very pleased with our second quarter results as we generated strong earnings growth, solid free cash flow and made progress with several key products including our silicone hydrogel spheres, Avaira® and Biofinity®. Our Biofinity toric launch in the U.S. and Europe continues ahead of schedule, and our growth in the single-use modality remains strong. We remain committed to growing the business for the long term while prudently managing costs in today’s economic environment.”

Second Quarter Operating Highlights

•	Revenue $260.6 million, 1% above second quarter 2008, 4% in constant currency.

•	Gross margin 57% compared with 58% in last year’s second quarter.

•	Operating margin 16% compared with 11% in last year’s second quarter.

•	Depreciation and amortization expense $21.0 million, including $1.0 million in accelerated depreciation.

•	Research and development $10.1 million, including a one-time in-process R&D charge of $3.0 million, or 7 cents per share, for the acquisition of certain distribution rights.

•	Interest expense $10.8 million, or 4% of sales vs. $12.1 million, or 5% of sales in last year’s second quarter.

•	Capital expenditures $20.0 million.

Second Quarter CooperVision (CVI) Operating Highlights

•	Revenue $217.8 million, consistent with last year’s second quarter, up 4% in constant currency.

•	Revenue by segment:

	(In thousands)	% of CVI Revenue	%chg	Constant Currency %chg
	2Q09	2Q09	y/y	y/y
Toric	$65,393	30%	-11%	-1%
Multifocal	14,601	7%	6%	17%
Single-use sphere	43,944	20%	11%	16%
Non single-use sphere, other	93,880	43%	-9%	1%

Total	$217,818	100%	n/c	4%

• Revenue by geography:
	(In thousands)	% of CVI Revenue	%chg	Constant Currency %chg
	2Q09	2Q09	y/y	y/y
Americas	$97,791	45%	3%	4%
Europe	81,480	37%	-4%	4%
Asia Pacific	38,547	18%	1%	5%

Total	$217,818	100%	n/c	4%

• Revenue by material:
	(In thousands)	% of CVI Revenue	%chg	Constant Currency %chg
	2Q09	2Q09	y/y	y/y
Proclear	$60,603	28%	1%	14%
Silicone hydrogel	$23,528	11%	88%	109%

•	Gross margin 56% compared with 58% in the second quarter of 2008.

•	Operating margin 16% compared with 12% in last year’s second quarter.

Second Quarter CooperSurgical (CSI) Operating Highlights

•	Revenue $42.8 million, up 3% from last year’s second quarter.

•	Sales of products marketed directly to hospitals increased 18% year-over-year to $14.0 million and now represent 33% of CSI’s total revenue up from 29% in last year’s second quarter.

•	Gross margin 61%, up from 59% in last year’s second quarter.

•	Operating margin 26%, up from 19% in last year’s second quarter.

2009 Guidance

The Company confirms fiscal 2009 guidance with revenue in the range of $1,030 million to $1,100 million, including CVI revenue of $865 million to $925 million and CSI revenue of $165 million to $175 million. GAAP EPS guidance for fiscal 2009 is confirmed in the range of $2.16 to $2.36.

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its second quarter 2009 financial results. The dial in number in the United States is +1-800-299-9630 and outside the United States is +1-617-786-2904. The passcode is 63788046. There will be a replay available approximately two hours after the call ends until Thursday, June 11, 2009. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 27011858. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our Web site within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. develops, manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are located in Pleasanton, CA. For more information, visit www.coopercos.com.

CooperVision develops, manufactures and markets a broad range of soft contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism, presbyopia and ocular dryness. CooperVision manufactures a full array of monthly, two-week and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; Hamble and Hampshire, England; and Madrid, Spain. For more information, visit www.coopervision.com.

CooperSurgical develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, and Stafford, TX. For more information, visit www.coopersurgical.com.

The information on Cooper’s Web sites are not part of this news release.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, planned product launches and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel and other hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; changes in the Company’s expected utilization of recognized net operating loss carry forwards and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2009	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$4,472	$1,944
Trade receivables, net	156,409	159,158
Inventories	288,196	283,454
Deferred tax asset	25,640	26,337
Other current assets	49,815	55,139

Total current assets	524,532	526,032

Property, plant and equipment, net	588,390	602,654
Goodwill	1,244,965	1,251,699
Other intangibles, net	123,760	130,587
Deferred tax asset	26,442	25,645
Other assets	38,242	50,999

	$2,546,331	$2,587,616

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$47,214	$43,013
Other current liabilities	164,826	212,394

Total current liabilities	212,040	255,407

Long-term debt	848,379	861,781
Other liabilities	44,377	38,156
Deferred tax liabilities	12,974	15,196

Total liabilities	1,117,770	1,170,540

Stockholders’ equity	1,428,561	1,417,076

	$2,546,331	$2,587,616

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended April 30 ,		Six Months Ended April 30,
	2009	2008	2009	2008
Net sales	$260,594	$259,248	$511,736	$502,020
Cost of sales	111,537	109,240	220,545	209,130

Gross profit	149,057	150,008	291,191	292,890
Selling, general and administrative expense	93,705	107,529	188,697	217,409
Research and development expense	10,065	9,116	17,295	17,248
Restructuring costs	—	526	2,954	1,349
Amortization of intangibles	4,080	4,371	8,257	8,467

Operating income	41,207	28,466	73,988	48,417
Interest expense	10,830	12,070	22,287	23,176
Other income (expense), net	260	(450)	8,404	192

Income before income taxes	30,637	15,946	60,105	25,433
Provision for income taxes	5,988	4,705	11,583	7,315

Net income	$24,649	$11,241	$48,522	$18,118

Diluted earnings per share	$0.54	$0.25	$1.07	$0.40

Number of shares used to compute earnings per share	45,523	47,740	45,204	47,759

Soft Contact Lens Revenue Update: First Calendar Quarter 2009

CVI Revenue in Constant Currency vs. the Worldwide Market in Constant Currency

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm.

Worldwide Manufacturers’ Soft Lens Revenue

Independent Market Research Data

(U.S. dollars in millions; constant currency; unaudited)

	CYQ1 2009 Market	% Change	CooperVision % Change
Single-Use Spherical Lenses	$469	1%	21%
Spherical Lenses (ex single-use)	659	2%	9%

Total Spheres	1,128	2%	12%

Torics	258	9%	(4%)
Multifocal	59	23%	15%

Soft Contact Lenses	$1,445	4%	7%

Total Silicone Hydrogel	$499	22%	115%

Americas Region	$588	8%	7%
European Region	412	3%	5%
Asia Pacific Region	445	(1%)	9%

Worldwide Soft Contact Lenses	$1,445	4%	7%

United States	$525	8%	9%
International	920	1%	5%

Worldwide Soft Contact Lenses	$1,445	4%	7%

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